Exhibit 99.1
PRESS RELEASE
First Half 2023 Results
Soft operational performance in Q2 2023 leading to moderately net RGU losses for both our broadband and mobile postpaid segments, while FMC continues to grow.
Net loss of €12.0 million in H1 2023. Adjusted EBITDAaL of €619.1 million, +1% and +3% year-on-year on a reported and rebased basis, respectively.
Reconfirming our FY 2023 guidance, targeting, amongst other factors, broadly stable rebased Adjusted EBITDAaL and Adjusted Free Cash Flow of around €250.0 million.
The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, July 25, 2023 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2023.

HIGHLIGHTS

•Soft operational performance in Q2 2023, reflecting the combined impact of (i) the June 2023 price adjustment, (ii) temporary IT system issues because of the migration of customers to our new IT platform, (iii) an overall intense competitive environment and (iv) a temporary halt to some of our marketing campaigns. As a result, our broadband and mobile postpaid RGU bases contracted by net 5,000 and 5,400 RGUs, respectively. Both our video and fixed-line telephony RGU base continued to decrease, mainly driven by macro trends and shifting consumer preferences.
•Continued FMC growth, reaching 839,900 FMC subscribers at June 30, 2023, up 6% year-on-year and adding 5,500 net new FMC subscribers in Q2 2023.
•Revenue of €1,406.9 million in H1 2023, up 9% and 2% year-on-year on a reported and rebased(1) basis, respectively, driven by higher subscription and business services revenue. Top line growth in Q2 2023 retreated slightly relative to Q1 due to a lower contribution from our media franchise, having achieved 9% and 1% growth on a reported and rebased basis, respectively, to €704.1 million.
•In H1 2023, we incurred a net loss of €12.0 million, representing a significant decrease compared to the same period of last year when our €793.4 million net profit was favorably impacted by the gain related to the sale of our mobile infrastructure business to DigitalBridge in June last year.
▪H1 2023 Adjusted EBITDA(2) of €677.0 million, up 1% and broadly stable year-on-year on a reported and rebased basis, respectively. Our Adjusted EBITDA in H1 and Q2 2023 included a €10.5 million decrease in costs associated with the one-time benefit from expected settlements of certain operational contingencies, as contemplated in our guidance. The latter also favorably impacted our Q2 2023 Adjusted EBITDA performance, up 4% on both a reported and rebased basis to €357.4 million.
▪Adjusted EBITDAaL(2) of €619.1 million in H1 2023, +1% and +3% year-on-year on a reported and rebased basis, respectively (Q2 2023: €337.3 million, +7% and +9% on a reported and rebased basis, respectively). This reflected the same factors as those having impacted our H1 Adjusted EBITDA performance and also reflecting lower interest on the Fluvius lease as a result of the Wyre transaction.
▪Accrued capital expenditures(3) of €356.7 million in H1 2023 (Q2 2023: €168.2 million). Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions impacts, as per our guidance, our accrued capital expenditures were €342.2 million (Q2 2023: €166.3 million) or approximately 24% of revenue (Q2 2023: approximately 24% of revenue). Compared to last year, our capital intensity increased following higher investments in 5G and Fiber-to-the-Home.
▪Adjusted EBITDA less property & equipment additions(4) of €334.8 million in H1 2023, -11% year-on-year as a result of increased capital intensity (Q2 2023: €191.1 million, up 2% year-on-year).
▪Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €474.5 million, €297.2 million and €224.6 million, respectively, in H1 2023. Adjusted Free Cash Flow(5) of €102.5 million in H1 2023, -39% year-on-year due to (i) 17% higher cash capital expenditures as a result of our increased capital intensity as mentioned above, (ii) a negative trend in our working capital, (iii) higher payments for cash interest and cash derivatives compared to H1 last year and (iv) a €4.2 million lower contribution from our vendor financing program compared to H1 last year given phasing in some of our payments. In line with our FY 2023 outlook, we expect the trend in our Adjusted

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Free Cash Flow to significantly improve for the second half of the year, reconfirming our full year objective of around €250.0 million.
▪Robust debt and liquidity profile characterized by (i) no debt maturities until March 2028, (ii) weighted average maturity of 5.0 years, (iii) fully hedged debt profile with weighted average cost of debt (including hedges) of around 3.0% (see section 2.8), (iv) full access to €645.0 million of untapped liquidity under our revolving credit facilities, which represents a net €90.0 million increase relative to March 31, 2023 and (v) €1,017.1 million of cash and cash equivalents at June 30, 2023.
▪After the initial acceptance period of Liberty Global's voluntary and conditional takeover bid for Telenet, Liberty Global will increase its ownership stake in Telenet to 93.23%, including Telenet's treasury shares. Liberty Global will reopen its offer on August 24, 2023. See section 3.3 Subsequent events for more details.

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For the six months ended June 30,,	2023	2022	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,406.9	1,291.6	9%
Operating profit	261.7	293.2	(11)%
Net profit (loss)	(12.0)	793.4	N.M.
Net profit (loss) margin	(0.9)%	61.4%

Basic earnings (loss) per share	(0.10)	7.31	N.M.
Diluted earnings (loss) per share	(0.10)	7.31	N.M.

Adjusted EBITDA (2)	677.0	670.6	1%
Adjusted EBITDA margin %	48.1%	51.9%

Adjusted EBITDAaL (2)	619.1	612.4	1%
Adjusted EBITDAaL margin %	44.0%	47.4%

Accrued capital expenditures (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions) (3)	342.2	294.4	16%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions)	24.3%	22.8%

Adjusted EBITDA less property & equipment additions (4)	334.8	376.2	(11)%

Net cash from operating activities	474.5	512.6	(7)%
Net cash from (used in) investing activities	(297.2)	466.4	N.M.
Net cash used in financing activities	(224.6)	(289.0)	(22)%
Adjusted Free Cash Flow (5)	102.5	166.7	(39)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video (6)	1,708,100	1,731,800	(1)%
Broadband internet (7)	1,749,100	1,728,900	1%
Fixed-line telephony (8)	980,900	1,057,200	(7)%
Mobile telephony (9)	2,931,600	2,939,000	—%
FMC customers	839,900	788,900	6%
Services per customer relationship (10)	2.17	2.23	(3)%
ARPU per customer relationship (€ / month) (10) (11)	59.3	58.5	1%

N.M.: Not meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"The second quarter was pivotal to us from a strategic point of view since we received regulatory approval from the European Commission for the launch of our NetCo partnership with Fluvius, now called "Wyre", in which we hold a 66.8% shareholding. We are thrilled and kickstarted Wyre's operations as from the closing date of July 1. On a personal note, I am very proud that the leadership of our brand new fixed infrastructure company is in the capable hands of our former CTO Micha Berger. Wyre's ambition is to provide speeds of 10 Gbps across its entire footprint in Flanders and parts of Brussels over time, for which there is a clear roadmap through a mixture of both HFC (DOCSIS) and fiber technologies. By the end of this year, Wyre aims to pass 100,000 homes with fiber-to-home ("FTTH") already, providing wholesale customers on its network the opportunity to commercialize fiber products to their end customers. Wyre plans to invest up to €2.0 billion to build the leading fixed network, targeting to cover 78% of our regional footprint with fiber by 2038 with approximately 70% of premises connected in 2029. We will actively seek opportunities for further network rationalization and CAPEX optimization, in line with our earlier communicated strategy.
Last week, our majority shareholder Liberty Global announced the results of their voluntary and conditional takeover bid for all the shares of Telenet that it did not already own or that were not held by Telenet. During the initial acceptance period, a total of 34,676,001 shares were tendered, as a result of which Liberty Global will own a total of 101,018,038 shares post tomorrow's settlement. Taking into account the 3,500,526 treasury shares already held by Telenet, Liberty Global will directly or indirectly own 93.23% of the shares of Telenet. Having waived the condition of owning, together with Telenet, at least 95% of the outstanding shares in Telenet and with Liberty Global, together with Telenet, owning more than 90% of all Telenet shares post-settlement, the Offer will be mandatorily reopened as from August 24, 2023 and will run until September 13, 2023, providing shareholders who did not yet tender the opportunity to still tender their shares during this period. All information regarding the Offer can be found on the following website: shareholder-offer.be.
In July, we also further strengthened our media franchise. First, we successfully closed the acquisition of a 20% stake in the Flemish radio channel Nostalgie and in addition, Caviar Group NV, in which we own a 70% stake, closed the acquisition of 50% of Het Moederschip NV, a local production company owning the Sputnik Media brand. We refer to section 3.3 Subsequent events for more information.
On the operational side, we had a soft performance in the second quarter, reflecting the combined impact of (i) the June 2023 price adjustment, (ii) temporary IT system issues because of the migration of customers to our new IT platform and (iii) an overall intense competitive environment. In addition, we also decided to temporarily postpone some of our marketing campaigns following the aforementioned IT issues, adversely impacting our gross sales performance. I am pleased with the progress we have made in recent weeks to improve our processes and reduce our backlog. As such, we can confidently look ahead. Our broadband customer base contracted with 5,000 net RGUs and also in mobile postpaid we saw a net decline with 5,400 RGUs. However, our FMC customer base continued to expand against the aforementioned backdrop with 5,500 net new FMC customers. Our B2B segment performed well, adding large customer accounts like Belnet and Schoolnet which will significantly contribute to future growth."

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Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:
"Telenet can look back at a solid financial performance in the second quarter and first half, indicating we remain on track to achieve our full year guidance as presented in February. For the first six months of the year, we achieved revenue of €1,407 million up 9% year-on-year as a result of a full six-month revenue contribution from the acquired Caviar and Eltrona businesses which were not yet included in our H1 and Q2 2022 revenue. Excluding the impact of both transactions, our rebased revenue grew almost 2% as a result of a similar increase in total subscription revenue and a 6% pick-up in business services revenue as further detailed in the revenue section. In Q2 2023, our revenue reached €704 million, up 9% year-on-year on a reported basis and up nearly 1% year-on-year on a rebased basis. This represented a lower run-rate compared to the previous quarter when we recorded higher revenue at Caviar as a result of the US Super Bowl and higher advertising and production revenue more generally.
For the six months ended June 30, 2023, we achieved Adjusted EBITDA of €677 million, up 1% versus the €671 million we delivered in H1 2022. Excluding the Caviar and Eltrona acquisition impacts, our rebased Adjusted EBITDA was broadly stable. Our Adjusted EBITDA in the first half of 2023 included a €10.5 million decrease in costs associated with the one-time benefit from expected settlements of certain operational contingencies during the second quarter of 2023, as contemplated in our guidance. The latter also favorably impacted our Adjusted EBITDA performance in the second quarter, up 4% on both a reported and rebased basis to €357 million.
Turning to Adjusted EBITDA after lease costs, commonly referred to as Adjusted EBITDAaL, we generated Adjusted EBITDAaL of €619 million over the first six months of the year, up 1% and 3% year-on-year on a reported and rebased basis, respectively (Q2 2023: €337 million, up 7% and 9% on a reported and rebased basis, respectively). This reflected the same factors as those having impacted our Adjusted EBITDA performance in the first half and also reflecting lower interest on the Fluvius lease as a result of the Wyre transaction.
On the investment side, our accrued capital expenditures excluding the recognition of certain football broadcasting rights and certain lease-related capital additions, for the six months ended June 30, 2023 reached €342 million, equivalent to approximately 24% of revenue, and were up 16% year-on-year. This resulted in Adjusted EBITDA less property & equipment additions of €335 million, representing an 11% year-on-year decrease (Q2 2023: €191 million, up 2% year-on-year).
Year-to-date, we generated Adjusted Free Cash Flow of €103 million (Q2 2023: €137 million). The 39% year-on-year decline reflected (i) 17% higher cash capital expenditures as a result of our increased capital intensity as mentioned above, (ii) a negative trend in our working capital, (iii) higher payments for cash interest and cash derivatives compared to H1 last year and (iv) a €4 million lower contribution from our vendor financing program compared to H1 last year given phasing in some of our payments. In line with our FY 2023 outlook, we expect the trend in our Adjusted Free Cash Flow to significantly improve for the second half of the year, reconfirming our full year objective of around €250.0 million.
We closed the first half with a comfortable cash balance of €1,017 million and expanded the size of our senior revolving credit facilities by a net €90 million to €600 million. As such, we had full access to €645 million of additional liquidity under our revolving credit facilities. With that, we continue to have a fully-funded FTTH investment plan and will actively deploy our cash balance in the coming years.
Having completed the first six months of the year and looking ahead to the second half, we remain on track to deliver on our financial objectives as presented mid-February. The rebased revenue and Adjusted EBITDAaL growth rates presented under section 3.1 outlook do not yet include the benefits of the Wyre transaction with Fluvius which closed on July 1, 2023. This mainly affects our FY 2022 rebased Adjusted EBITDAaL given the removal of the Fluvius lease payment as from the closing date."

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1    Operational highlights

IMPORTANT REPORTING CHANGES:

Acquisition of Eltrona: On January 2, 2023, we closed the acquisition of the remaining 50% (plus 1 share) ownership stake in the Luxembourg-based cable operator Eltrona. As a result, our consolidated operating statistics in section 4, as commented upon below, include Eltrona's RGUs as of that date. The inorganic adjustments included 51,700 unique customer relationships and a total of 70,700 RGUs, consisting of 46,000 video subscribers, 16,300 broadband internet customers and 8,400 fixed-line telephony clients. On top, we recognized 2,400 inorganic mobile postpaid subscribers. We have not rebased our prior year operational KPIs, yet provide net organic subscriber additions to allow for a like-for-like comparison. Following the Eltrona acquisition, we now provide a geographical split of our RGU base and our net subscriber additions/losses in section 4.
Inclusion of TADAAM off-footprint subscribers: As of January 1, 2023, the consolidated operating statistics in section 4, as commented upon below, include TADAAM's off-footprint subscribers, which is our fixed-mobile substitution brand combining full wireless connectivity and TV services. Prior to such date, we only recognized the TADAAM customers within our cable footprint in Flanders, parts of Brussels and the boot of Hainaut. In addition, our TADAAM customer base now excludes so-called "paused" customers (i.e., having temporarily paused their subscription in line with the contractual terms). The inorganic adjustments included 8,900 customer relationships and 17,800 RGUs, equally split between video and broadband internet RGUs. We have not rebased our prior year operational KPIs, yet provide net organic subscriber additions to allow for a like-for-like comparison.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At June 30, 2023, we served 2,041,200 unique customer relationships, which represented approximately 57% of the 3,598,600 homes passed by our leading hybrid fiber coaxial ("HFC") network in Belgium and Luxembourg. As mentioned above under 'Important reporting changes', our operational KPIs as of the start of 2023 include both Eltrona's cable business in Luxembourg as well as TADAAM's off-footprint customer base. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of 1 gigabit per second ("Gbps") across our entire footprint in Flanders and parts of Brussels as well as parts of Luxembourg.
In July 2022, we announced a binding agreement with Fluvius, taking a joint next step in the realization of the data network of the future. At the end of May this year, we received regulatory approval from the European Commission and we have closed this transaction on July 1, 2023. We hold a 66.8% shareholding in this new infrastructure company, called Wyre (previously referred to as Netco), with Fluvius owning the remaining 33.2%. Wyre's ambition is to provide speeds of 10 Gbps across its entire footprint, for which there is a clear roadmap through a mixture of both HFC (DOCSIS) and fiber technologies. Wyre plans to invest up to €2.0 billion to build the leading fixed network, targeting to cover 78% of its regional footprint with fiber by 2038 with approximately 70% of premises connected in 2029. Wyre will actively seek opportunities for further network rationalization and CAPEX optimization. Its investment plan is fully funded and will be independent from external financing. Wyre is well positioned to attract additional strategic and/or financial investors given its market-leading market penetration of close to 60% and its attractive financial profile.
At June 30, 2023, and including the aforementioned inorganic additions, we provided 4,438,100 fixed services ("RGUs") across our Telenet and Eltrona businesses. Our RGU base consisted of 1,708,100 video, 1,749,100 broadband internet and 980,900 fixed-line telephony subscriptions. At June 30, 2023, we also served 2,931,600 mobile subscribers. The number of fixed services per customer relationship continued to decrease as a result of a lower video and fixed-line telephony RGU base from 2.23 at June 30, 2022 to 2.17 at June 30, 2023. However, we succeeded to further grow our FMC customer base, which represents the sum of our "WIGO", "KLIK" and "ONE" and "ONE UP" bundle propositions. Our FMC customer base reached 839,900 subscribers at June 30, 2023, up 6% year-on-year. In Q2 2023, we added 5,500 net new FMC

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subscribers (H1 2023: 16,400). The lower growth rate compared to the preceding quarters reflected the combined impact of (i) the June 2023 price adjustment, (ii) temporary IT system issues because of the migration of customers to our new IT platform and (iii) an overall intense competitive environment. Against the backdrop of the aforementioned IT system issues, we also decided to temporarily halt our market campaigns, negatively impacting our gross sales in the quarter.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the six months ended June 30, 2023, the consolidated monthly fixed ARPU per customer relationship reached €59.3, which represented an increase of 1% compared to the prior year period. In Q2 2023, we generated a consolidated monthly fixed ARPU per customer relationship of €59.2, which was up 2% compared the prior year period. The year-on-year ARPU growth in both periods was driven by the benefit from the mid-June 2022 price adjustment which more than offset the continued decline in both video and fixed-line telephony revenue and a higher reallocation of "ONE" FMC bundle revenue from fixed to mobile telephony.

1.2    Broadband internet

Our broadband internet subscriber base reached 1,749,100 subscribers at June 30, 2023, which was up 1% compared to June 30, 2022 and included the aforementioned inorganic subscriber additions for both Eltrona and TADAAM. On an organic basis, our broadband customer base contracted by 5,000 RGUs in Q2 2023 (H1 2023: -6,800), reflecting the same factors having impacted our FMC growth in the quarter as mentioned above. At 7.8%, annualized broadband internet churn(14) increased 80 basis points year-on-year in Q2 2023, caused by the factors mentioned above. We offer attractive gigaspeed broadband services of 1 Gbps across our entire footprint in Flanders, parts of Brussels and parts of Luxembourg. In addition, we have a clear roadmap to 10 Gbps through a mixture of DOCSIS and FTTH technologies as mentioned above. The weighted average data download speed across our broadband subscriber base once again further increased, reaching 312 Mbps at June 30, 2023, up 28% from 243 Mbps in Q2 last year, reflecting a continued trend of customer uptiering. In addition, approximately 38% of our total broadband customer base enjoy download speeds of at least 300 Mbps or higher at the end of Q2 2023.

1.3    Fixed-line telephony

At June 30, 2023, we served 980,900 fixed-line telephony subscribers, including the aforementioned inorganic subscriber additions for Eltrona as of January 2023, representing a 7% decrease compared to prior year period. This trend is similar to the overall fixed-line telephony market trend as customers increasingly rely on their mobile subscription and/or use alternative over-the-top solutions. Relative to March 31, 2023, our fixed-line telephony subscriber base further contracted by 20,300 RGUs in Q2 2023 on an organic basis (H1 2023: -39,900). Annualized churn for our fixed-line telephony service reached 9.7% in Q2 2023, which was broadly stable compared to the prior year period.

1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,931,600 subscribers at the end of Q2 2023, including 2,679,400 postpaid subscribers and the aforementioned inorganic Eltrona subscriber additions. The vast majority of our mobile subscribers (approximately 91%) are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") propositions. The remaining 252,200 mobile subscribers are prepaid subscribers under the BASE brand. On an organic basis, we lost 5,400 mobile postpaid subscribers in Q2 2023 (H1 2023: +7,700). The slowdown in growth was attributable to the same factors having impacted our broadband performance in the quarter, not fully offset by the continued solid performance of our BASE mobile postpaid offers, driven by successful targeted promotions. Our prepaid subscriber base continued to decrease as consumers increasingly opt for postpaid mobile tariff plans and contracted by 8,400 SIMs in Q2 2023 (H1 2023: -18,800).

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1.5    Video

Our video customer base reached 1,708,100 RGUs at June 30, 2023. This includes (i) Telenet's enhanced video subscribers, (ii) the acquired Eltrona business in Luxembourg offering both basic video and enhanced video services to its customers and (iii) the recognition of TADAAM's off-footprint customers. Subscribers to our enhanced video service enjoy unrestricted access to a wide range of digital, HD and pay television sports, series and movies channels, a vast complementary and paid library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") video platform. During Q2 2023, we lost 19,700 video subscribers on an organic basis (H1 2023: -41,500). The contraction in our video RGU base can be explained by (i) a declining analog TV subscriber base due to demographics, (ii) product optimization within the multiple play customer base, (iii) a lower sales performance due to the aforementioned IT system issue and (iv) overall intense market competition. Annualized video churn reached 9.5% in Q2 2023, an increase of 120 basis points compared to last year's second quarter.
Mid-September 2020, we launched "Streamz", a unique streaming service of DPG Media and Telenet, in which we hold a 50% share. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. We also continue to have a leading market position in the sports segment. "Play Sports" continues to broadcast both domestic and international football competitions, such as the English Premier League exclusively, and via the Eleven Sports channels: the Belgian Jupiler Pro League, La Liga, Serie A and Bundesliga 1. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. In addition, our "Play Sports Open" channel offers a selection of sports events, as well as proprietary and acquired programs and documentaries, to our video subscribers in the basic tier. We recently announced that Disney+ is now also available directly through our video platform. As a result, customers can now effortlessly enjoy all their favorite streaming services, including Streamz, Netflix, Amazon Prime and Disney+, through one subscription in addition to their regular telecom products with all services being bundled on one invoice. Consequently, we are well positioned as a leading player in the premium entertainment segment within our footprint. Our total premium entertainment subscriber base1, including "Streamz", "Streamz+", "Play More" and "Play Sports" equaled approximately 34% of our total enhanced TV customer base1 at the end of Q2 2023 versus approximately 35% in the prior year period, a slight decline resulting from continued macro pressures and the end of the regular football season causing a seasonal decline in our Play Sports subscriber base.

1 Including 342,400 direct subscriptions to our premium entertainment packages "Streamz", "Streamz+" and "Play More" and 209,900 "Play Sports" customers at June 30, 2023.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Rebased information for the year ended December 31, 2022: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. Finally, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona on January 2, 2023 and we have been consolidating Eltrona's results from that date. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo and include the revenue and Adjusted EBITDA of both Caviar and Eltrona, respectively, to the extent revenue and Adjusted EBITDA related to these transactions will no longer be included/be included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. We refer to section 6.3 Definitions for more information.

Restated statement of financial position December 31, 2022: In the course of the six months ended June 30, 2023, Telenet further executed its accounting for the step acquisition of Caviar Group (“purchase price allocation”), which resulted in the recognition of fair value adjustments on the group’s intangible assets of €14.9 million, mainly related to the acquired trade names (€7.9 million), customer relationships (€5.5 million) and other intangible assets (€1.5 million). Together with the deferred tax impact of the above mentioned adjustments (€3.7 million), goodwill was reduced by €11.2 million. The condensed consolidated statement of financial position as per December 31, 2022 has been restated accordingly. The recognition of the fair value of the intangible assets did not result in any material additional amortization expense for the period between the acquisition date (October 1, 2022) and December 31, 2022 and consequently, the consolidated statement of profit and loss and other comprehensive income for the year ended December 31, 2022 has not been restated. The fair value measurement of the assets and liabilities acquired in the Caviar Group business combination remained provisional as of June 30, 2023.

2.1    Revenue

We generated revenue of €1,406.9 million for the six months ended June 30, 2023, which was up 9% versus €1,291.6 million of revenue generated in H1 2022. As mentioned above under "Important reporting changes", our consolidated financial accounts for the six months ended June 30, 2023 included a full six-month revenue contribution from our acquired Caviar and Eltrona businesses which were not yet included in our H1 and Q2 2022 revenue. For the six months ended June 30, 2023, Caviar and Eltrona contributed €69.6 million and €15.2 million to our revenue, respectively.
Excluding the impact of both transactions, our rebased revenue grew almost 2% as a result of a similar increase in total subscription revenue, which represents the sum of our cable and mobile subscription revenue, following continued FMC growth and the benefit of the mid-June 2022 price adjustment. We also posted a 6% pick-up in business services revenue as a result of higher recurring fixed revenue and higher ICT integration services revenue. Approximately 71% of our revenue for the six months ended June 30, 2023 was generated from monthly recurring subscriptions, while approximately 60% of our revenue benefited from the nearly 5% rate adjustment as of mid-June 2022 and is set to benefit from the 6% rate increase as of early June this year.
In Q2 2023, our revenue reached €704.1 million, representing 9% growth compared to the prior year period and included the aforementioned inorganic revenue impacts from the Caviar and Eltrona acquisitions of €33.2 million and €7.3 million, respectively. On a rebased basis, our revenue in the quarter was up nearly 1% compared to the same period of last year. This represented a lower run-rate compared to the previous quarter when we recorded higher revenue at Caviar as a result of the US Super Bowl and higher advertising and production revenue more generally.

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VIDEO
Our video revenue represents the sum of (i) the monthly fee paid by both Telenet's and Eltrona's video subscribers for the channels they receive in the basic tier, (ii) recurring set-top box rental fees, (iii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iv) transactional and broadcasting-on-demand services. Our video revenue for the six months ended June 30, 2023 amounted to €269.9 million (Q2 2023: €133.1 million), up 1% year-on-year as a result of the Eltrona acquisition impact. On a rebased basis, our video revenue for the six months ended June 30, 2023 decreased over 1% year-on-year, reflecting (i) a lower average number of video RGUs and (ii) the continued shift in revenue allocation from the new "ONE" FMC bundles from fixed into mobile. These factors combined more than outweighed the benefit from the June 2022 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs, which includes Eltrona as of January 2, 2023, totaled €367.1 million for the six months ended June 30, 2023 (Q2 2023: €184.0 million), up 7% and 6% compared to H1 2022 on a reported and rebased basis, respectively. This solid year-on-year organic revenue trend reflected (i) the benefit from the June 2022 price adjustment and (ii) the continued traction for higher-tier broadband propositions, which was partly offset by the aforementioned change in revenue allocation from our FMC bundles and a slight contraction in our broadband internet customer base.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from Telenet's and Eltrona's fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the six months ended June 30, 2023, our fixed-line telephony revenue amounted to €94.4 million (Q2 2023: €46.5 million), a decline of 8% on both a reported and rebased basis. This mainly reflected (i) lower average RGUs over the period as detailed under section 1.3 Fixed-line telephony and (ii) the aforementioned change in revenue allocation from the new "ONE" FMC bundles, which more than offset the favorable impact of the June 2022 price adjustment.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers, including our SME and LE business customers, and out-of-bundle revenue, including Eltrona's postpaid subscribers, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. For the six months ended June 30, 2023, we generated mobile telephony revenue of €266.7 million (Q2 2023: €134.4 million), representing a 5% year-on-year increase on both a reported and rebased basis. The increase was mainly attributable to (i) the impact of the June 2022 price adjustment and (ii) the aforementioned revenue allocation shift from our latest FMC line-up partly offset by a contraction in our mobile customer base.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €93.6 million for the six months ended June 30, 2023 (Q2 2023: €46.0 million), representing a 6% year-on-year growth on both a reported and rebased basis, driven by (i) higher recurring fixed revenue and (ii) higher ICT integration services revenue against a favorable comparison base in H1 last year.

OTHER
Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, including SME and LE business customers, (ii) advertising and production revenue from our media subsidiaries, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. As of October 2022, our other

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revenue also includes the contribution from the acquired media business Caviar in which we now own a 70% shareholding. Other revenue for the six months ended June 30, 2023 reached €315.2 million, up 32% compared to H1 2022, reflecting the aforementioned consolidation of Caviar. On a rebased basis, our other revenue remained broadly stable as (i) higher revenue from the sale of both handsets and customer premise equipment ("CPE"), (ii) higher roaming revenue and (iii) higher wholesale revenue were fully offset by (a) lower advertising and production revenue and (b) lower interconnect revenue, reflecting an increased adoption of OTT applications by consumers as well as lower regulated mobile termination rates versus last year.
In Q2 2023, we generated other revenue of €160.1 million, representing a 32% increase compared to the prior year period, reflecting the aforementioned Caviar acquisition impact. On a rebased basis, our other revenue fell almost 4% as a result of significantly lower advertising and production revenue in the quarter, which more than offset higher revenue related to handset sales and higher wholesale revenue.
2.2    Expenses

For the six months ended June 30, 2023, we incurred total expenses of €1,145.2 million, representing a 15% increase compared to H1 2022, including (i) the inorganic impact from both the Caviar and Eltrona acquisitions and (ii) €1.3 million costs to capture to prepare the go-live of our Wyre partnership with Fluvius, which we closed on July 1, 2023. Total expenses in both the first half and the second quarter of 2023 were favorably impacted by a €10.5 million decrease in costs associated with the one-time benefit from expected settlements of certain operational contingencies during the second quarter of 2023, as contemplated in our guidance. Total expenses represented approximately 81% of revenue in H1 2023 (H1 2022: approximately 77%). Cost of services provided as a percentage of revenue represented approximately 55% in H1 2023 (H1 2022: approximately 51%), while selling, general and administrative expenses represented approximately 27% of our total revenue in H1 2023 (H1 2022: approximately 27%).
Our operating expenses, which include (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased 18% year-on-year for the six months ended June 30, 2023, including the aforementioned effects. Excluding the aforementioned inorganic acquisition impacts, our rebased operating expenses were up just over 3% year-on-year, reflecting the impact of both higher energy costs and overall inflation on certain of our cost lines as further detailed below, partly offset by a €10.5 million decrease in costs associated with the aforementioned one-time benefit.
In Q2 2023, total expenses amounted to €549.2 million compared to €488.3 million in the prior year period and reflecting the aforementioned impacts. Our operating expenses in the quarter increased 14% and declined nearly 2% year-on-year on a reported basis and rebased basis, respectively. The decline in rebased operating expenses was driven by (i) a €10.5 million decrease in costs associated with the aforementioned one-time benefit as well as (ii) lower direct costs as further detailed below.

NETWORK OPERATING EXPENSES
Network operating expenses for the six months ended June 30, 2023 were €108.6 million (Q2 2023: €48.7 million), which was broadly stable relative to H1 2022. On a rebased basis, our network operating costs were up 7% year-on-year as a result of globally higher energy prices following the war in Ukraine. We recorded €3.9 million higher energy costs in H1 2023 (Q2 2023: €0.7 million) compared to the same period last year. As it pertains to hedging, all of our expected energy consumption for 2023 is covered by fixed price agreements and, for next year, we have already locked in around 42% of our expected energy consumption by such agreements, reducing volatility on our future earnings.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and (iii) handset sales and subsidies. For the six months ended June 30, 2023, our direct costs were €323.1 million, up 28% compared to H1 2022 and reflecting the aforementioned impact from the Caviar and Eltrona acquisitions. Excluding these impacts, our direct costs were up modestly by just over 1% year-on-year on a rebased basis reflecting

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higher roaming costs in line with higher roaming revenue and higher CPE costs, whereas we continue to record lower interconnect costs in line with the interconnect revenue trend.
In Q2 2023, our direct costs reached €157.9 million, up 27% year-on-year as a result of the aforementioned inorganic impacts. On a rebased basis, our direct costs in the quarter fell 3% year-on-year, reflecting lower programming costs in line with lower advertising and production revenue in the quarter, partially offset by higher costs related to handset sales.
STAFF-RELATED EXPENSES
Staff-related expenses for the six months ended June 30, 2023 were €168.9 million (Q2 2023: €83.7 million), up 16% year-on-year on a reported basis. On a rebased basis, our staff-related expenses in the quarter were up almost 9% year-on-year, reflecting the adverse impact of the 11% mandatory wage indexation as of early 2023 as a result of overall inflation.

SALES AND MARKETING EXPENSES
For the six months ended June 30, 2023, our sales and marketing expenses were €41.8 million, representing a 6% and a 3% increase compared to H1 2022 on a reported and rebased basis, respectively, as a result of timing variances in some of our campaigns and promotions. In Q2 2023, we incurred sales and marketing expenses of €19.9 million, up 2% year-on-year on a reported basis and broadly stable compared to last year on a rebased basis as we decided to temporarily halt some of our marketing campaigns as a result of the aforementioned IT migration issues.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €22.0 million for the six months ended June 30, 2023 (Q2 2023: €9.5 million), reflecting year-on-year increases of 8% and 7% on a reported and rebased basis, respectively. Higher outsourced labor and professional services expenditures reflected amongst others (i) costs to capture to prepare the go-live of our Wyre partnership with Fluvius, (ii) digital transformation costs and (iii) impacts of inflation.

OTHER INDIRECT EXPENSES
Other indirect expenses, which includes, amongst others, (i) IT expenses, (ii) outsourced call center costs and (iii) facility-related expenses, reached €65.5 million for the six months ended June 30, 2023 (Q2 2023: €27.0 million), representing an 18% increase compared to the prior year period on a reported basis. On a rebased basis, our other indirect expenses decreased 6% compared to the same period of last year, including the aforementioned one-off benefit.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS
Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €394.9 million for the six months ended June 30, 2023 (H1 2022: €363.8 million) of which €192.8 million was incurred in Q2 2023.

2.3    Net result

FINANCE INCOME AND EXPENSES
Net finance expense for the six months ended June 30, 2023 totaled €134.7 million compared to net finance income of €182.2 million in H1 2022 which included a €533.8 million gain on our derivatives. Finance income for the six months ended June 30, 2023 fell 87% year-on-year to €69.4 million, consisting of €58.1 million foreign exchange gain and €11.3 million interest income on money market funds, from €534.0 million last year, which included the aforementioned gain on our derivatives. Excluding the latter, our underlying Interest income, net foreign exchange gain and other finance income increased as a result of higher interest income on our outstanding cash balance and a €58.1 million non-cash foreign exchange gain. Finance expense for the six months ended June 30, 2023 decreased 42% to €204.1 million from €351.8 million in H1 2022, which included a €247.0 million non-cash foreign exchange loss.
In Q2 2023, net finance expense was €41.1 million compared to net finance income of €91.3 million in the prior year period. The reversal in net finance expense compared to last year's net finance income was

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primarily driven by a €290.0 million lower non-cash gain on our derivatives partially offset by a €181.1 million non-cash year-on-year foreign exchange variance.

INCOME TAXES
We recorded income tax expense of €139.5 million for the six months ended June 30, 2023 (Q2 2023: €137.7 million) compared to €52.4 million in H1 2022. The €87.1 million year-on-year increase was primarily attributable to the derecognition of a deferred tax asset on tax losses carried forward.

NET PROFIT
We realized a net loss of €12.0 million for the six months ended June 30, 2023 compared to a net profit of €793.4 million for the six months ended June 30, 2022. The year-on-year decrease was primarily attributable to (i) the aforementioned gain related to the sale of our mobile infrastructure business to DigitalBridge in June last year, (ii) the aforementioned reversal in the fair value of our derivatives compared to the prior year period and (iii) the aforementioned derecognition of a deferred tax asset on tax losses carried forward. In addition, our operating profit decreased 11% year-on-year, reflecting the impact of inflation of certain costs as mentioned above. For the six months ended June 30, 2023, we achieved a negative net profit margin of 0.9% compared to a positive net profit margin of 61.4% in the prior year period.
In Q2 2023, we incurred a net loss of €28.8 million, representing a significant decrease compared to the same period of last year when our €633.0 million net profit was favorably impacted by the aforementioned disposal and the fluctuation in the fair value of our derivatives, while in Q2 2023 the derecognition of a deferred tax asset on tax losses carried forward was incurred. Our operating profit decreased 2% year-on-year, reflecting again the impact of inflation of certain costs. This resulted in a net loss margin of 4.1% in the second quarter.

2.4    Adjusted EBITDA and Adjusted EBITDAaL

For the six months ended June 30, 2023, we achieved Adjusted EBITDA of €677.0 million, up 1% versus the €670.6 million we delivered in H1 2022. Excluding the Caviar and Eltrona acquisition impacts, our rebased Adjusted EBITDA was broadly stable. Our Adjusted EBITDA in the first half of 2023 included a €10.5 million decrease in costs associated with the one-time benefit from expected settlements of certain operational contingencies during the second quarter of 2023, as contemplated in our guidance. For the six months ended June 30, 2023, our Adjusted EBITDA margin amounted to 48.1% compared to 51.9% in H1 2022. On a rebased basis, our Adjusted EBITDA margin marginally contracted by 80 basis points compared to the prior year period.
In Q2 2023, our Adjusted EBITDA reached €357.4 million, marking a 4% year-on-year improvement on both a reported and rebased basis, including the aforementioned €10.5 million one-time benefit. Our Q2 2023 Adjusted EBITDA margin came in at 50.8% compared to 52.9% during the prior year period. On a rebased basis, our Adjusted EBITDA margin increased 130 basis points, reflecting continued tight cost control.
On June 1, 2022, we closed the sale of our mobile tower business to DigitalBridge and entered into a 15-year Master Lease Agreement ("MLA") with two renewal periods of 10 years each and have started to make lease-related payments to DigitalBridge as of then. Following this transaction, we have started to include Adjusted EBITDA after leases ("Adjusted EBITDAaL") as a key financial metric, which includes depreciation expenses and interest expenses on leases as mentioned under section 6.3 Definitions. We believe Adjusted EBITDAaL is a helpful financial metric to (i) demonstrate the Company’s underlying performance after including all lease-related expenses necessary to run our business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies.
Our Adjusted EBITDAaL for the six months ended June 30, 2023 reached €619.1 million, marking a 1% increase compared to €612.4 million in H1 2022. On a rebased basis, our Adjusted EBITDAaL grew 3% year-on-year, largely reflecting the same factors as those having impacted our Adjusted EBITDA performance in the first half and also reflecting lower depreciation and interest on the Fluvius lease as a result of the Wyre transaction. Our Adjusted EBITDAaL margin for the six months ended June 30, 2023 was 44.0% compared to 47.4% in the prior year period. On a rebased basis, our Adjusted EBITDAaL margin improved by 40 basis points compared to the prior year period.

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In Q2 2023, we achieved €337.3 million of Adjusted EBITDAaL, up 7% and 9% on a reported and rebased basis, respectively. We closed the Wyre transaction with Fluvius on July 1, 2023, as a result of which the Fluvius lease has now been terminated. In the run-up to to the closing of this transaction, we already incurred lower interest on the Fluvius lease, favorably impacting our Adjusted EBITDAaL in the quarter. Our Adjusted EBITDAaL margin in Q2 2023 came in at 47.9% compared to 48.6% in the prior year period. On a rebased basis, our Adjusted EBITDAaL margin in the quarter improved 360 basis points.

Exhibit 1: Reconciliation between profit for the period, Adjusted EBITDA and Adjusted EBITDAaL (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2023	2022	Change %	2023	2022	Change %

Profit (loss) for the period	(28.8)	633.0	N.M.	(12.0)	793.4	N.M.

Income tax expense (benefit)	137.7	(11.8)	N.M.	139.5	52.4	166%
Share of the result of equity accounted investees	2.7	(0.3)	N.M.	2.3	0.7	229%
Remeasurement to fair value of pre-existing interest in an acquiree	—	—	— %	(1.9)	—	—%
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	2.2	(371.1)	N.M.	(0.9)	(371.1)	(100)%
Net finance expense (income)	41.1	(91.3)	N.M.	134.7	(182.2)	N.M.
Depreciation, amortization, impairment and gain on disposal of assets	190.6	172.6	10%	390.2	364.0	7%

EBITDA (2)	345.5	331.1	4%	651.9	657.2	(1)%

Share based compensation	6.3	6.7	(6)%	12.6	3.8	232%
Operating charges related to acquisitions or divestitures	3.3	4.2	(21)%	7.4	9.7	(24)%
Restructuring charges	2.2	—	—%	4.7	(0.2)	N.M.
Measurement period adjustments related to business acquisitions	0.1	0.1	—%	0.4	0.1	300%

Adjusted EBITDA (2)	357.4	342.1	4%	677.0	670.6	1%

Depreciation on assets under leases	(18.2)	(19.6)	(7)%	(42.7)	(42.7)	—%
Interest expense on leases	(1.9)	(8.4)	(77)%	(15.2)	(15.5)	(2)%

Adjusted EBITDAaL (2)	337.3	314.1	7%	619.1	612.4	1%

Adjusted EBITDA margin	50.8%	52.9%		48.1%	51.9%
Adjusted EBITDAaL margin	47.9%	48.6%		44.0%	47.4%
Net profit (loss) margin	(4.1)%	97.9%		(0.9)%	61.4%

N.M. - Not Meaningful

2.5    Capital expenditures

Accrued capital expenditures for the six months ended June 30, 2023 reached €356.7 million, equivalent to approximately 25% of revenue and representing a 43% decline compared to the prior year period which included €338.4 million of lease-related capital additions primarily related to the sale of our mobile infrastructure business and the start of our 15-year Master Lease Agreement with DigitalBridge. Our accrued capital expenditures for the six months ended June 30, 2023 included (i) €15.4 million of lease additions previously classified as operating leases and (ii) a net negative €0.9 million related to football broadcasting rights. Excluding these impacts in both periods, as per our FY 2023 guidance, our accrued capital expenditures for the six months ended June 30, 2023 were €342.2 million, equivalent to approximately 24% of revenue, and were up 16% year-on-year.
Capital expenditures related to customer premises equipment ("CPE"), which includes our spending on set-top boxes, modems and WiFi powerlines reached €80.2 million for the six months ended June 30, 2023 (Q2 2023: €53.5 million). This marked a 22% increase compared to same period last year driven by higher CPE-

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related costs for our latest generation of set-top boxes and the continued roll-out of our in-home connectivity devices. Capital expenditures related to customer premises equipment for the six months ended June 30, 2023 represented approximately 23% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions).
Accrued capital expenditures for network growth and upgrades amounted to €71.3 million for the six months ended June 30, 2023 (Q2 2023: €37.8 million), marking a 54% increase compared to the prior year period and predominantly reflecting the progress of our 5G roll-out and tactical fiber-related investments. Since the launch of our 5G network in December 2021, we have gradually upgraded our mobile network and are currently on track to achieve our coverage targets. Also our fiber investments are progressing well, mainly focused on targeted trench sharing opportunities until now but expected to materially ramp up with the closing of the Wyre transaction with Fluvius on July 1, 2023. As such, we expect a material increase in Wyre's investment profile in the second half, targeting 100,000 homes passed with FTTH by the end of 2023. For the six months ended June 30, 2023, network-related capital expenditures represented approximately 21% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions).
Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €64.3 million for the six months ended June 30, 2023 (Q2 2023: €23.2 million). This represented an 11% year-on-year decrease, mainly reflecting finalization of our IT platform upgrade. Capital expenditures for products and services represented approximately 19% of total accrued capital expenditures for the six months ended June 30, 2023 (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions).
The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. All combined, these reached €140.9 million for the six months ended June 30, 2023 (Q2 2023: €53.7 million), representing a 68% decrease compared to H1 last year which was impacted by the sale of our mobile infrastructure business and the start of our 15-year Master Lease Agreement with DigitalBridge as mentioned above. Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions, other accrued capital expenditures reached €126.4 million.
The above implies that approximately 63% of our accrued capital expenditures for the six months ended June 30, 2023 (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns and shareholder value.
In Q2 2023, our accrued capital expenditures were €168.2 million compared to €446.4 million in the same period of last year. The decline reflected the impact of the aforementioned tower transaction in H1 2022. Excluding this impact, our accrued capital expenditures in the quarter increased 8% year-on-year, reflecting higher capital intensity in line with our full year 2023 outlook.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2023	2022	Change %	2023	2022	Change %

Accrued capital expenditures (3)	168.2	446.4	(62)%	356.7	626.6	(43)%

Assets acquired under capital-related vendor financing arrangements	(28.1)	(14.1)	99%	(62.4)	(42.4)	47%
Assets acquired under lease agreements	(11.7)	(299.7)	(96)%	(30.2)	(338.4)	(91)%
Changes in current and non-current liabilities related to capital expenditures	(1.9)	(4.0)	(53)%	14.8	(7.4)	N.M.

Cash capital expenditures	126.5	128.6	(2)%	278.9	238.4	17%

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2.6    Adjusted EBITDA less property & equipment additions

Adjusted EBITDA less property & equipment additions reached €334.8 million for the six months ended June 30, 2023 compared to €376.2 million in H1 2022. The 11% year-on-year decrease was mainly driven by higher accrued capital expenditures (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions) versus last year as explained above and is consistent with our full year outlook as presented in February this year.
In Q2 2023, Adjusted EBITDA less property & equipment additions were €191.1 million, representing a 2% increase compared to the prior year period as higher accrued capital expenditures were more than offset by an improvement in our Adjusted EBITDA as mentioned above.

Exhibit 3: Reconciliation to Adjusted EBITDA less property & equipment additions (unaudited)

(€ in millions)	For the three months ended				For the six months ended
	June 30,				June 30,
	2023		2022	Change %	2023	2022	Change %

Adjusted EBITDA (2)	357.4		342.1	4%	677.0	670.6	1%

Accrued capital expenditures	(168.2)		(446.4)	(62)%	(356.7)	(626.6)	(43)%
Recognition of football broadcasting rights	(1.5)		0.5	N.M.	(0.9)	1.0	N.M.
Recognition of mobile spectrum licenses	—		—	—%	—	8.4	(100)%
Recognition of certain lease-related capital additions	3.4		291.3	(99)%	15.4	322.8	(95)%
Accrued capital expenditures excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions (3)	(166.3)	—	(154.6)	8%	(342.2)	(294.4)	16%

Adjusted EBITDA less property & equipment additions (4)	191.1		187.5	2%	334.8	376.2	(11)%

2.7    Cash flow and liquidity
NET CASH FROM OPERATING ACTIVITIES
For the six months ended June 30, 2023, our operations yielded €474.5 million of net cash compared to the €512.6 million we generated during the prior year period. The 7% year-on-year decrease reflected (i) a €28.3 million reduction in working capital compared to the same period of last year, which we expect to reverse throughout the remainder of the year and (ii) €9.0 million higher net cash interest expenses and cash derivatives.
In Q2 2023, we generated €287.7 million of net cash from operating activities, a 2% increase as opposed to €281.5 million in the same period of last year due to a different phasing in the annual settlement of our cash taxes and lower net cash interest paid and cash derivatives.
NET CASH USED IN INVESTING ACTIVITIES
We used €297.2 million of net cash in investing activities for the six months ended June 30, 2023 compared to €466.4 million of net cashed from investing activities in the same period last year, which included €733.7 million of proceeds related to the sale of our mobile tower infrastructure business to DigitalBridge. The net cash used in investing activities primarily includes our cash capital expenditures in addition to M&A-related payments. Our cash capital expenditures in the first half were up 17% compared to the prior year period, reflecting an increased capital intensity in line with our full year outlook. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the six months ended June 30, 2023, we acquired €62.4 million (Q2 2023: €28.1 million) of assets through capital-related vendor financing arrangements (H1 2022: €42.4 million, of which €14.1 million in Q2 2022), favorably impacting our net cash used in investing activities for the equivalent amounts. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures. In addition, the net cash used in investing activities in H1 2023 reflected the cash consideration paid for the acquisition of the remaining 50% (plus 1 share) in the

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Luxembourg-based cable operator Eltrona and the acquisition of Lecter Media’s 50% shareholding in the Fabiola Group by Roses Are Blue, which is subsidiary of the Caviar Group.
In Q2 2023, we used €133.1 million of net cash in investing activities compared to €591.0 million of net cash from investing activities which was favorably impacted by the aforementioned tower transaction in Q2 last year.
NET CASH USED IN FINANCING ACTIVITIES
For the six months ended June 30, 2023, the net cash used in financing activities was €224.6 million compared to €289.0 million in H1 2022. The net cash used in financing activities in H1 2023 mainly reflected the annual dividend payment to shareholders (€108.6 million in aggregate) and a net €90.8 million decline in outstanding loans and borrowings, including scheduled repayments under our vendor financing program. The remainder of our net cash used in financing activities primarily consisted of lease repayments and other financial payments.
In Q2 2023, we used €150.0 million of net cash in financing activities, which included the aforementioned annual dividend payment to shareholders in early May.
ADJUSTED FREE CASH FLOW
For the six months ended June 30, 2023, we generated Adjusted Free Cash Flow of €102.5 million compared to €166.7 million in H1 last year. The 39% year-on-year decline reflected (i) 17% higher cash capital expenditures as a result of our increased capital intensity as mentioned above, (ii) a negative trend in our working capital, (iii) higher payments for cash interest and cash derivatives compared to H1 last year and (iv) a €4.2 million lower contribution from our vendor financing program compared to H1 last year given phasing in some of our payments. In line with our FY 2023 outlook, we expect the trend in our Adjusted Free Cash Flow to significantly improve for the second half of the year, reconfirming our full year objective of around €250.0 million.
In Q2 2023, our Adjusted Free Cash Flow reached €137.2 million, which was up 30% compared to the same period of last year as a result of (i) a €21.8 million higher contribution from our vendor financing program compared to last year, reflecting seasonality in our outgoing payments and (ii) a different phasing in the annual settlement of our cash taxes.
2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At June 30, 2023, we carried a total debt balance (including accrued interest) of €6,575.9 million, of which €1,455.9 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,211.9 million principal amount is owed under our 2023 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at June 30, 2023 also included outstanding liabilities of €394.6 million related to the mobile spectrum licenses following last year's multiband spectrum auction as we have opted for annual deferred payments over the lifetime of each license as opposed to advance payments. Furthermore, our total debt balance at June 30, 2023 reflected a principal amount of €335.9 million related to our vendor financing program as further detailed below. The remainder primarily represents lease obligations associated with (i) the June 1, 2022 sale of our mobile tower business to DigitalBridge resulting into a 15-year MLA as further detailed above, (ii) the long-term emphyotic lease with Fluvius for the use of its HFC network covering approximately one-third of Flanders prior to the closing of the Wyre transaction on July 1, 2023 as a result of which the lease will be terminated and (iii) other leases.
At June 30, 2023, we carried €335.9 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months and which carries a margin of 195 basis points over EURIBOR (floored at 0%). Relative to December 31, 2022, the outstanding short-term vendor financing liabilities declined €10.0 million in H1 2023 with a €14.6 million increase in Q2 2023, reflecting seasonality in some of our scheduled vendor financing payments and impacting our Adjusted Free Cash Flow by the same amount in both periods. We anticipate a broadly stable evolution in 2023 compared to December 31, 2022, as embedded in our FY 2023 Adjusted Free Cash Flow outlook, yet with a certain seasonality in some of our payments from quarter to quarter.

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On June 30, 2023, we entered into a supplemental agreement to amend and restate our Senior Credit Facility Agreement (hereafter the “2023 Amended Senior Credit Facility”) to (i) replace LIBOR with CME Term SOFR as administered by CME Group Benchmark Administration Limited as the reference rate for U.S. dollar denominated loans under the 2023 Amended Senior Credit Facility, (ii) bifurcate Revolving Credit Facility I into Revolving Credit Facility A (which has a final maturity date of May 31, 2026) and Revolving Credit Facility B (which has a final maturity date of May 31, 2029) and (iii) increase the total commitments under Revolving Credit Facility B by €90.0 million. Other than the extended tenor, Revolving Credit Facility B has the same characteristics as Revolving Credit Facility A (including (a) a margin of 2.25% over EURIBOR (floored at 0%) and (b) a commitment fee of 40% of the margin) and can be used for the same purposes as Revolving Credit Facility A. As a result of these amendments, we succeeded in extending and upsizing our revolving credit facility commitments under the 2023 Amended Senior Credit Facility and the total amount of our revolving credit facility commitments are now €600.0 million, further strengthening our liquidity profile.
Except for our vendor financing and mobile spectrum commitments, all of our floating interest rate and foreign exchange currency risks have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow and minimizing exposure to financial market fluctuations. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 5.0 years at June 30, 2023. Our weighted average cost of debt at June 30, 2023, including hedges, was approximately 3.0%, excluding commitment fees, leases, vendor financing and amounts related to mobile spectrum licenses. Finally, we also had full access to €645.0 million of undrawn commitments under our revolving credit facilities at June 30, 2023 as shown in the table below. This represents a net increase of €90.0 million compared to the previous quarter as a result of the upsizing of our revolving credit facility as detailed above.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at June 30, 2023.
Exhibit 4: Debt maturity table as of June 30, 2023 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2023
	(€ in millions)
2023 Amended Senior Credit Facility
Term Loan AR	2,101.9	2,101.9	—	April 30, 2028	Floating | 1-month Term SOFR (0% floor) + 0.11448% IBOR Fallback Spread Adjustment + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 1-month EURIBOR (0% floor) + 2.25%	Monthly
Revolving Credit Facility A	30.0	—	30.0	May 31, 2026	Floating | EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Revolving Credit Facility B	570.0	—	570.0	May 31, 2029	Floating | EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)

Senior Secured Fixed Rate Notes
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	915.9	915.9	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	June 30, 2024	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)

Total notional amount	5,312.8	4,667.8	645.0
Note: In the table above, Telenet's USD-denominated debt has been converted into EUR using the June 30, 2023 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At June 30, 2023, we held €1,017.1 million of cash and cash equivalents compared to €1,064.4 million at December 31, 2022. The modest decrease in our cash balance in the first half reflected a relatively weaker Adjusted Free Cash Flow contribution in H1 2023 as well as the €108.6 million annual dividend payment in early May. We intend to actively deploy our cash balance over the next couple of years to fund Wyre's up to €2.0 billion fiber-to-the-home build out as communicated earlier, resulting in a fully funded investment plan without any interdependencies on financial markets. In order to minimize the concentration of counterparty risk and to enhance the yield on our cash balance, we have invested the vast majority throughout a range of money market funds with highly rated European and US financial institutions.
In addition to our available cash balance, we also had full access to €645.0 million of available commitments under our 2023 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below. The net increase compared to Q1 2023 results from the extension and upsizing of our Revolving Credit Facility as mentioned above. With that, our total liquidity at June 30, 2023 reached an impressive €1,662.1 million.

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NET LEVERAGE RATIO(15,16)
Following the tower disposal and the subsequent move to Adjusted EBITDAaL, and effective Q2 2022, we have changed the way we are calculating net total leverage. Net total leverage is now calculated using net debt excluding leases and is divided by the last two quarters' annualized Adjusted EBITDAaL. On this metric, our net total leverage at June 30, 2023 remained broadly stable at 3.5x (March 31, 2023: 3.6x). Under the previous net total leverage definition, using net debt including leases divided by the last two quarters' annualized Adjusted EBITDA, our net total leverage at June 30, 2023 was unchanged compared to March 31, 2023 at 4.0x.
Our net covenant leverage, as calculated under the 2023 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) any vendor financing-related short-term liabilities, (ii) any liabilities related to the mobile spectrum licenses, yet includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA) and (iv) divides Net Total Debt by the last two quarter's annualized EBITDA. Our net covenant leverage reached 2.3x at June 30, 2023, which was broadly stable compared to 2.4x at March 31, 2023. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At June 30, 2023, our revolving credit facilities were fully undrawn as mentioned above.

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3    Outlook and other information

3.1    Outlook

Having completed the first six months of the year and looking ahead to the second half, we remain on track to deliver on our financial objectives as presented mid-February. The rebased revenue and Adjusted EBITDAaL growth rates presented below do not yet include the benefits of the Wyre transaction with Fluvius which closed on July 1, 2023. This mainly affects our FY 2022 rebased Adjusted EBITDAaL given the removal of the Fluvius lease payment as from the closing date.
Our FY 2023 outlook includes rebased top line growth between 1-2% and a broadly stable Adjusted EBITDAaL compared to last year. On the investment side, we continue to target a CAPEX/sales ratio of around 26% as we continue to see (i) higher spending on, amongst others, our 5G roll-out, (ii) targeted fiber deployments and trench sharing opportunities as in 2022 and (iii) preparatory investments in IT and product development to prepare for the launch in Wallonia in early 2024. And finally, we continue to target for FY 2023 an Adjusted Free Cash Flow of around €250.0 million. With that, our dividend floor of €1.0 per share (gross), or €108.6 million in aggregate, remains well covered.

Exhibit 5: Outlook FY 2023

Outlook FY 2023	As presented on February 16, 2023
Revenue growth(a) (rebased)	Between 1-2% (FY 2022 rebased: €2,812.7 million)
Adjusted EBITDAaL(b) (rebased)	Broadly stable (FY 2022 rebased: €1,242.0 million)
Accrued capital expenditures(c) as a percentage of revenue	Around 26%
Adjusted Free Cash Flow(b, d)	Around €250.0 million
(a) On a reported basis, our expected revenue growth for the full year 2023 would be between 7% and 8%.
(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(d) Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction, and assuming the tax payment on our 2022 tax return will not occur until early 2024.

3.2    Shareholder remuneration

As detailed during the September 2022 Capital Markets Day, our long-term consolidated ambition is to drive growth in both ARPU and our customer base, translating into healthy top line growth. Through increased digitization, we expect our operating costs to further decrease over time, boosting our Adjusted EBITDA. After the fiber network build and upgrade, we expect a significantly lower CAPEX intensity across both our fixed infrastructure (Wyre) and Telenet businesses, translating into robust Adjusted Free Cash Flow growth and growth in our shareholder remuneration profile from our current policy as described below.
In July 2022, as part of the Wyre transaction announcement with Fluvius, the board of directors decided to reset the Company’s shareholder remuneration policy in order to maintain a consolidated net total leverage of around 4.0x throughout the CAPEX-intense fiber build period.
Over the 2023-2029 period, the board of directors decided upon an annual dividend floor of €1.0 per share (gross) to be paid annually in early May following shareholder approval at the statutory AGM in April. As such, the board of directors ensures a balanced approach with continued regular dividends whilst investing for future growth. After this build period, including 5G roll-out, the CAPEX intensity is expected to materially decrease and return to normalized historical levels, leading to substantial Adjusted Free Cash Flow growth

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and providing scope for significantly higher shareholder disbursements. At that point in time, the shareholder remuneration plan will be re-evaluated by the board of directors.
In early May 2023, we paid the proposed annual gross dividend of €1.0 per share (net €0.7 per share), equivalent to an aggregate amount of €108.6 million. Reference is made to Liberty Global's conditional and voluntary cash offer for the remaining Telenet shares not held by Liberty Global or Telenet, for which the initial acceptance period ended on July 12, 2023. As mentioned below under section 3.3, Liberty Global will now own 93.23% of Telenet, including the treasury shares held by Telenet. As disclosed in the prospectus, as a strategic investor, Liberty Global’s investment in Telenet is not driven by set expectations regarding an annual dividend. Liberty Global will assess the future dividend policy of Telenet in light of the realization of Telenet’s business plan, investment requirements and opportunities, as well as its financing needs and whether a delisting of Telenet can be obtained. Investors should by no means assume that after the completion of the offer (irrespective of whether the completion of the offer is followed by a squeeze-out), Telenet will pursue a dividend policy which is in line with past or current policies. In this respect, Liberty Global specifically reserves the right to review the €1.0 per share dividend floor for the 2023-2029 period as announced by Telenet, subject to appropriate decision making by Telenet’s board of directors and shareholders’ meeting in accordance with legal regulations.

3.3    Subsequent events

Liberty Global will increase its ownership stake in Telenet to 93.23%1 and will reopen its offer on 24 August 2023
Telenet notes the announcement by Liberty Global plc (“Liberty Global”) of the results of the initial acceptance period of the voluntary and conditional public takeover bid by its indirect wholly-owned subsidiary, Liberty Global Belgium Holding B.V. (the “Offeror”) for all the shares of Telenet that it did not already own or that were not held by Telenet (the “Offer”).
During the initial acceptance period, which ended on 12 July 2023, 34,676,001 shares of Telenet were tendered into the Offer, as a result of which the Offeror will own a total of 101,018,038 shares once the settlement has occurred on 26 July 2023 (the “Payment Date”). Taking into account the 3,500,526 treasury shares already held by Telenet, the Offeror will directly or indirectly own 93.23% of the shares of Telenet.
Payment of the offer price for the tendered shares (€21.00 per share after deduction of the €1.00 gross dividend approved by Telenet’s ordinary general meeting of 26 April 2023 and paid on 5 May 2023) will take place on 26 July 2023.
The Offeror waives the condition of owning, together with Telenet, at least 95% of the outstanding shares in Telenet. Since the Offeror, together with Telenet, will own more than 90% of all Telenet shares following the transfer of such shares on the Payment Date, the Offer will be mandatorily reopened at 9:00am CET on Thursday 24 August 2023. This subsequent acceptance period will close on Wednesday 13 September 2023. Shareholders who have not yet accepted the Offer, being the remaining free float of 6.77% post-settlement, will thus be able to accept the Offer in this period which gives investors who missed the initial acceptance period or those seeking additional liquidity the opportunity to still accept the Offer.
The results of the subsequent acceptance period will be announced on or around 20 September 2023. Payment of the offer price of the shares tendered during the subsequent acceptance period will be made on or around 27 September 2023.
If, following the Offer, Liberty Global, together with Telenet, owns at least 95% of the shares of Telenet and has acquired, by acceptance of the Offer, at least 90% of the shares that are the subject of the Offer, the Offer will be followed by a simplified squeeze-out bid subject to the same financial conditions as the Offer.
As a reminder, the prospectus (including the valuation report by Lazard BV/SRL, which has been appointed as independent expert by the independent directors of the Company, in accordance with article 23 of the royal decree of 27 April 2007 on public takeovers), the response memorandum and the acceptance form are available on the following website: shareholder-offer.be.
In accordance with its obligations under Belgian law, the Board of Directors, with the support of its financial and legal advisors, has reviewed the Offer and assessed the terms and conditions thereof. The independent
1 This includes the 3.12% shareholding held by Telenet as treasury shares

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 23
directors appointed Lazard BV/SRL as independent expert in accordance with article 23 of the royal decree of 27 April 2007 on public takeovers. Telenet’s Board of Directors unanimously supports and recommends the Offer. The Board of Directors has provided its formal opinion in the response memorandum which is attached to the prospectus as mentioned above.

Telenet closes the acquisition of a 20% stake in the Flemish radio channel Nostalgie
In July 2023, we successfully closed the acquisition of a 20% stake in the Flemish radio channel Nostalgie. This follows the agreement we reached with Mediahuis NV in February to purchase 20% of its shareholding in Vlaanderen Eén NV, which is the company that operates the Nostalgie radio channel in Flanders. Through this transaction, we consolidate our position in the Flemish radio market as we already operate the Flemish network radio NRJ via Play Media NV together with Mediahuis. Nostalgie reaches some 375,000 listeners daily in Flanders, achieving a 6.1% market share. The new Nostalgie FM license, effective as of January 1, 2023, ensures that Nostalgie will be able to radio broadcast on the FM frequency for the next 5 years.

Acquisition of a 50% stake in the Flemish production company Het Moederschip NV by Caviar Group NV
In early July 2023, Caviar Group NV, in which Telenet owns a 70% stake, closed the acquisition of 50% of Het Moederschip NV. Het Moederschip NV is a local production company, known under the Sputnik Media brand. Sputnik Media creates and produces award-winning scripted, non-scripted and branded content with a clear focus on digital-first media. As the new share ownership structure is a 50/50 joint venture between Het Moederschip NV and Caviar Group NV, its results will not be consolidated into our financial statements.

Brand-new infrastructure company Wyre starts building the network of the future
On July 1, 2023, we successfully closed the NetCo transaction with Fluvius as announced mid-July 2019 and after having received regulatory approval from the European Commission in May 2023. Wyre, previously known as NetCo, is 66.8% owned by Telenet and hence consolidated in our financial statements as from July 1, 2023. Wyre already has a footprint of 120,000 homes ducted, corresponding to almost 800 kilometers. This means that infrastructure is already ready to blow fiber into ducts in several places in Flanders without opening up the streets. By the end of the year, Wyre aims to have a fiber-optic network ready to connect 100,000 homes passed. Wyre aims to have around 70% of households in Flanders and parts of Brussels and Wallonia connected to fiber by 2029. By 2038, 78% of Flanders and parts of Brussels are expected to be on optical fiber. For areas where fiber deployment is very cost-inefficient, Wyre will continue to upgrade the existing HFC network through the introduction of the latest cable standards (such as DOCSIS 4.0), which will eventually also allow fiber speeds of up to 10 Gbps. The entire construction of its own optical fiber network involves an investment of up to €2.0 billion. Providers will then be able to offer fiber products and services to their end customers. Currently, Wyre has wholesale contracts with Telenet and Orange Belgium to commercialize internet products and services. Both companies will later announce when and on what terms they will launch these services and products. Wyre also remains open to other operators to provide access to its network based on commercial wholesale agreements.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises BV/SRL, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six months ended June 30, 2023.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 24
4    Telenet Group Holding NV – Consolidated operating statistics

4.1    Operating Data - June 30, 2023

	Homes Passed (12)	Fixed-Line Customer Relationships (10)	Video Subscribers (6)	Internet Subscribers (7)	Fixed-Line Telephony Subscribers (8)	Total RGUs (13)	Mobile Postpaid Subscribers	Mobile Prepaid Subscribers	Total Mobile Subscribers (9)

Belgium	3,449,900	1,991,600	1,664,700	1,732,200	972,100	4,369,000	2,677,000	252,200	2,929,200
Luxembourg	148,700	49,600	43,400	16,900	8,800	69,100	2,400	—	2,400

Telenet Group	3,598,600	2,041,200	1,708,100	1,749,100	980,900	4,438,100	2,679,400	252,200	2,931,600

4.2    Subscriber Variance Table - June 30, 2023 versus March 31, 2023

Organic Change Summary	Homes Passed (12)	Fixed-Line Customer Relationships (10)	Video Subscribers (6)	Internet Subscribers (7)	Fixed-Line Telephony Subscribers (8)	Total RGUs (13)	Mobile Postpaid Subscribers	Mobile Prepaid Subscribers	Total Mobile Subscribers (9)

Belgium	6,200	(12,800)	(19,300)	(5,300)	(20,600)	(45,200)	(5,400)	(8,400)	(13,800)
Luxembourg	2,200	(300)	(400)	300	300	200	—	—	—

Telenet Group	8,400	(13,100)	(19,700)	(5,000)	(20,300)	(45,000)	(5,400)	(8,400)	(13,800)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 25
5    Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1    EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2023	2022	Change %	2023	2022	Change %
Profit for the period

Revenue	704.1	646.8	9%	1,406.9	1,291.6	9%

Expenses

Cost of services provided	(367.3)	(322.6)	14%	(768.8)	(652.8)	18%

Gross profit	336.8	324.2	4%	638.1	638.8	—%

Selling, general & administrative expenses	(181.9)	(165.7)	10%	(376.4)	(345.6)	9%

Operating profit	154.9	158.5	(2)%	261.7	293.2	(11)%

Finance income	46.5	316.6	(85)%	69.4	534.0	(87)%
Interest income, net foreign exchange gain and other finance income	20.0	0.1	N.M.	69.4	0.2	N.M.
Net gain on derivative financial instruments	26.5	316.5	(92)%	—	533.8	(100)%
Finance expenses	(87.6)	(225.3)	(61)%	(204.1)	(351.8)	(42)%
Interest expense, net foreign exchange loss and other finance expense	(87.6)	(225.3)	(61)%	(179.5)	(351.8)	(49)%
Net loss on derivative financial instruments	—	—	—%	(24.6)	—	—%
Net finance income (expense)	(41.1)	91.3	N.M.	(134.7)	182.2	N.M.
Share of the result of equity accounted investees	(2.7)	0.3	N.M.	(2.3)	(0.7)	229%
Remeasurement to fair value of pre-existing interest in an acquiree	—	—	— %	1.9	—	—%
Gain (loss) on disposal of assets/liabilities related to a subsidiary or a joint venture	(2.2)	371.1	N.M.	0.9	371.1	(100)%

Profit before income tax	108.9	621.2	(82)%	127.5	845.8	(85)%

Income tax benefit (expense)	(137.7)	11.8	N.M.	(139.5)	(52.4)	166%

Profit (loss) for the period	(28.8)	633.0	N.M.	(12.0)	793.4	N.M.

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	1.5	17.7	(92)%	1.4	19.4	(93)%
Equity-accounted investees - share of other comprehensive income	—	—	— %	1.2	0.5	140%
Items that are or may be reclassified subsequently to profit or loss
Foreign operations - foreign currency translation differences	—	—	— %	(0.2)	—	— %
Other comprehensive income for the period, net of income tax	1.5	17.7	(92)%	2.4	19.9	(88)%

Total comprehensive income (loss) for the period	(27.3)	650.7	N.M.	(9.6)	813.3	N.M.

Profit (loss) attributable to:	(28.8)	633.0	N.M.	(12.0)	793.4	N.M.
Owners of the Company	(28.1)	633.3	N.M.	(11.3)	793.7	N.M.
Non-controlling interests	(0.7)	(0.3)	133%	(0.7)	(0.3)	133%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 26

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2023	2022	Change %	2023	2022	Change %

Total comprehensive income (loss) for the period, attributable to:	(27.3)	650.7	N.M.	(9.6)	813.3	N.M.
Owners of the Company	(26.6)	651.0	N.M.	(8.8)	813.6	N.M.
Non-controlling interests	(0.7)	(0.3)	133%	(0.8)	(0.3)	167%

Weighted average shares outstanding	108,609,474	108,505,596		108,609,474	108,556,402
Basic earnings (loss) per share	(0.25)	5.83	N.M.	(0.10)	7.31	N.M.
Diluted earnings (loss) per share	(0.25)	5.83	N.M.	(0.10)	7.31	N.M.

Revenue by Nature

Subscription revenue:
Video	133.1	132.4	1%	269.9	266.0	1%
Broadband internet	184.0	171.7	7%	367.1	343.5	7%
Fixed-line telephony	46.5	50.4	(8)%	94.4	102.3	(8)%
Cable subscription revenue	363.6	354.5	3%	731.4	711.8	3%
Mobile telephony	134.4	127.4	5%	266.7	253.1	5%
Total subscription revenue	498.0	481.9	3%	998.1	964.9	3%
Business services	46.0	44.0	5%	93.6	88.3	6%
Other	160.1	120.9	32%	315.2	238.4	32%
Total Revenue	704.1	646.8	9%	1,406.9	1,291.6	9%

Expenses by Nature

Network operating expenses	(48.7)	(49.4)	(1)%	(108.6)	(108.2)	—%
Direct costs (programming, copyrights, interconnect and other)	(157.9)	(124.4)	27%	(323.1)	(252.2)	28%
Staff-related expenses	(83.7)	(72.2)	16%	(168.9)	(145.1)	16%
Sales and marketing expenses	(19.9)	(19.5)	2%	(41.8)	(39.4)	6%
Outsourced labor and professional services	(9.5)	(11.2)	(15)%	(22.0)	(20.4)	8%
Other indirect expenses	(27.0)	(28.0)	(4)%	(65.5)	(55.7)	18%
Restructuring charges	(2.2)	—	—%	(4.7)	0.2	N.M.
Measurement period adjustments related to business acquisitions	(0.1)	(0.1)	—%	(0.4)	(0.1)	300%
Operating charges related to acquisitions or divestitures	(3.3)	(4.2)	(21)%	(7.4)	(9.7)	(24)%
Share-based payments granted to directors and employees	(6.3)	(6.7)	(6)%	(12.6)	(3.8)	232%
Depreciation	(107.3)	(96.5)	11%	(217.3)	(207.5)	5%
Amortization	(67.1)	(56.9)	18%	(131.3)	(116.1)	13%
Amortization of broadcasting rights	(17.6)	(20.4)	(14)%	(43.2)	(43.0)	—%
Gain on disposal of assets	1.6	1.3	23%	1.8	2.9	(38)%
Impairment of long-lived assets - Property and equipment	(0.2)	(0.1)	100%	(0.2)	(0.3)	(33)%

Total Expenses	(549.2)	(488.3)	12%	(1,145.2)	(998.4)	15%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 27
5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended				For the six months ended
	June 30,				June 30,
	2023	2022	Change %		2023	2022	Change %

Cash flows from operating activities
Profit (loss) for the period	(28.8)	633.0	N.M.		(12.0)	793.4	N.M.
Depreciation, amortization, impairment and restructuring charges	192.8	172.6	12%		394.9	363.8	9%
Working capital changes and other non-cash items	(47.5)	(25.3)	88%		8.1	36.4	(78)%
Income tax expense (benefit)	137.7	(11.8)	N.M.		139.5	52.4	166%
Net interest expense (income), foreign exchange loss (gain) and other finance expenses (income)	67.6	225.2	(70)%		110.1	351.6	(69)%
Net loss (gain) on derivative financial instruments	(26.5)	(316.5)	(92)%		24.6	(533.8)	N.M.
Remeasurement to fair value of pre-existing interest in an acquiree	—	—	— %		(1.9)	—	—%
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	2.2	(371.1)	N.M.		(0.9)	(371.1)	(100)%
Net cash interest paid and cash derivatives	(5.1)	(10.0)	(49)%		(102.7)	(93.7)	10%
Income taxes paid	(4.7)	(14.6)	(68)%		(85.2)	(86.4)	(1)%

Net cash from operating activities	287.7	281.5	2%		474.5	512.6	(7)%

Cash flows from investing activities
Purchases of property and equipment	(68.5)	(71.6)	(4)%		(157.3)	(134.5)	17%
Purchases of intangibles	(58.0)	(57.0)	2%		(121.6)	(103.9)	17%
Acquisitions and disposals of and loans to equity accounted investees	(8.3)	(2.6)	219%		(8.8)	(5.9)	49%
Acquisition of subsidiaries, net of cash acquired	—	—	—%		(18.4)	—	—%
Proceeds from sale of property and equipment	1.7	733.2	(100)%		8.9	733.7	(99)%
Other investing activities	—	(11.0)	(100)%		—	(23.0)	(100)%
				(297.2)
Net cash from (used in) investing activities	(133.1)	591.0	N.M.		(297.2)	466.4	N.M.

Cash flows from financing activities
Repayments of loans and borrowings	(93.5)	(102.6)	(9)%		(227.5)	(240.2)	(5)%
Proceeds from loans and borrowings	67.6	71.5	(5)%		136.7	173.2	(21)%
Repurchase of own shares	—	—	— %		—	(22.7)	(100)%
Payments related to capital reductions and dividends	(108.6)	(149.0)	(27)%		(108.6)	(149.0)	(27)%
Other financing activities (incl. leases)	(15.5)	(25.8)	(40)%		(25.2)	(50.3)	(50)%

Net cash used in financing activities	(150.0)	(205.9)	(27)%		(224.6)	(289.0)	(22)%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	1,012.5	162.9	522%		1,064.4	139.5	663%
Cash at end of period	1,017.1	829.5	23%		1,017.1	829.5	23%

Net cash generated (used)	4.6	666.6	(99)%		(47.3)	690.0	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 28

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2023	2022	Change %	2023	2022	Change %

Adjusted Free Cash Flow (5)
Net cash from operating activities	287.7	281.5	2%	474.5	512.6	(7)%
Cash payments for direct acquisition and divestiture costs	3.9	4.4	(11)%	6.1	8.8	(31)%
Operating-related vendor financing additions	66.9	71.5	(6)%	135.7	173.2	(22)%
Purchases of property and equipment	(68.5)	(71.6)	(4)%	(157.3)	(134.5)	17%
Purchases of intangibles	(58.0)	(57.0)	2%	(121.6)	(103.9)	17%
Principal payments on operating-related vendor financing	(66.2)	(76.9)	(14)%	(171.5)	(197.2)	(13)%
Principal payments on capital-related vendor financing	(14.4)	(15.9)	(9)%	(36.8)	(32.6)	13%
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(10.3)	(14.1)	(27)%	(20.5)	(27.4)	(25)%
Principal payments on post acquisition additions to network leases	—	(8.8)	(100)%	—	(17.0)	(100)%

Adjusted Free Cash Flow (as previously defined)	141.1	113.1	25%	108.6	182.0	(40)%

Cash payments for direct acquisition and divestiture costs	(3.9)	(4.4)	(11)%	(6.1)	(8.8)	(31)%
Principal payments on pre-acquisition additions to network leases	—	(3.2)	(100)%	—	(6.5)	(100)%
Adjusted Free Cash Flow (as guided and currently defined)	137.2	105.5	30%	102.5	166.7	(39)%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 29
5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	June 30,	December 31,	Change
	2023	2022 - Restated

ASSETS
Non-current Assets:
Property and equipment	2,199.2	2,197.1	2.1
Goodwill	1,822.2	1,818.4	3.8
Other intangible assets	1,241.1	1,246.6	(5.5)
Deferred tax assets	81.5	190.0	(108.5)
Investments in and loans to equity accounted investees	43.6	46.3	(2.7)
Other investments	8.0	7.7	0.3
Derivative financial instruments	370.7	485.4	(114.7)
Other assets	22.3	22.4	(0.1)
Total non-current assets	5,788.6	6,013.9	(225.3)

Current Assets:
Inventories	35.5	28.2	7.3
Trade receivables	195.3	190.3	5.0
Other current assets	201.5	170.3	31.2
Cash and cash equivalents	1,017.1	1,064.4	(47.3)
Derivative financial instruments	180.6	123.4	57.2
Total current assets	1,630.0	1,576.6	53.4

TOTAL ASSETS	7,418.6	7,590.5	(171.9)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 30

(€ in millions)	June 30,	December 31,	Change
	2023	2022 - Restated

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	691.7	691.6	0.1
Retained loss	(1,428.4)	(1,308.4)	(120.0)
Remeasurements	0.8	(1.7)	2.5
Total equity attributable to owners of the Company	(642.4)	(525.0)	(117.4)
Non-controlling interests	17.7	20.4	(2.7)
Total equity	(624.7)	(504.6)	(120.1)

Non-current Liabilities:
Loans and borrowings	6,043.8	6,119.5	(75.7)
Derivative financial instruments	17.8	21.4	(3.6)
Deferred revenue	2.1	2.3	(0.2)
Deferred tax liabilities	196.4	204.8	(8.4)
Other non-current liabilities	53.6	61.1	(7.5)
Provisions	16.7	17.7	(1.0)
Total non-current liabilities	6,330.4	6,426.8	(96.4)

Current Liabilities:
Loans and borrowings	532.1	535.4	(3.3)
Trade payables	232.4	207.9	24.5
Accrued expenses and other current liabilities	492.5	464.6	27.9
Provisions	89.8	101.1	(11.3)
Deferred revenue	127.1	120.6	6.5
Derivative financial instruments	111.5	70.6	40.9
Current tax liability	127.5	168.1	(40.6)
Total current liabilities	1,712.9	1,668.3	44.6

Total liabilities	8,043.3	8,095.1	(51.8)

TOTAL EQUITY AND LIABILITIES	7,418.6	7,590.5	(171.9)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 31

6    Appendix

6.1    Reconciliation between profit for the period and Consolidated Annualized EBITDAaL (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA after leases (Adjusted EBITDAaL"). In our statement of financial position, the USD-denominated debt has been converted into EUR using the June 30, 2023 EUR/USD exchange rate. As we have entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of our net leverage ratio, we use the EUR-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDAaL.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	March 31, 2023	June 30, 2023	June 30, 2023	June 30, 2023

Profit (loss) for the period	16.8	(28.8)	(12.0)	(24.0)

Income tax expense (benefit)	1.8	137.7	139.5	279.0
Share of the result of equity accounted investees	(0.4)	2.7	2.3	4.6
Remeasurement to fair value of pre-existing interest in an acquiree	(1.9)	—	(1.9)	(3.8)
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	(3.1)	2.2	(0.9)	(1.8)
Net finance expense (income)	93.6	41.1	134.7	269.4
Depreciation, amortization, impairment and gain on disposal of assets	199.6	190.6	390.2	780.4

EBITDA (2)	306.4	345.5	651.9	1,303.8

Share based compensation	6.3	6.3	12.6	25.2
Operating charges related to acquisitions or divestitures	4.1	3.3	7.4	14.8
Restructuring charges	2.5	2.2	4.7	9.4
Measurement period adjustments related to business acquisitions	0.3	0.1	0.4	0.8

Adjusted EBITDA (2)	319.6	357.4	677.0	1,354.0

Depreciation on assets under leases	(24.5)	(18.2)	(42.7)	(85.4)
Interest expense on leases	(13.3)	(1.9)	(15.2)	(30.4)

Adjusted EBITDAaL (2)	281.8	337.3	619.1	1,238.2

Adjusted EBITDA margin	45.5%	50.8%	48.1%	48.1%
Adjusted EBITDAaL margin	40.1%	47.9%	44.0%	44.0%
Net profit (loss) margin	2.4%	(4.1)%	(0.9)%	(0.9)%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 32
6.2    Reconciliation between reported and rebased financial information (unaudited)

For the year ended December 31, 2022

(€ in millions)	Reported
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	133.6	132.4	135.2	134.2	535.4
Broadband internet	171.8	171.7	179.3	180.0	702.8
Fixed-line telephony	51.9	50.4	50.3	49.0	201.6
Cable subscription revenue	357.3	354.5	364.8	363.2	1,439.8
Mobile telephony	125.7	127.4	134.6	131.9	519.6
Total subscription revenue	483.0	481.9	499.4	495.1	1,959.4
Business services	44.3	44.0	44.8	46.6	179.7
Other	117.5	120.9	116.3	171.2	525.9
Total Revenue	644.8	646.8	660.5	712.9	2,665.0

Operating expenses by Nature
Network operating expenses	(58.8)	(49.4)	(52.8)	(44.5)	(205.5)
Direct costs (programming, copyrights, interconnect and other)	(127.8)	(124.4)	(127.9)	(165.3)	(545.4)
Staff-related expenses	(72.9)	(72.2)	(71.7)	(76.6)	(293.4)
Sales and marketing expenses	(19.9)	(19.5)	(20.5)	(28.8)	(88.7)
Outsourced labor and professional services	(9.2)	(11.2)	(8.8)	(12.2)	(41.4)
Other indirect expenses	(27.7)	(28.0)	(31.5)	(29.6)	(116.8)
Total operating expenses	(316.3)	(304.7)	(313.2)	(357.0)	(1,291.2)

Adjusted EBITDA (2)	328.5	342.1	347.3	355.9	1,373.8
Adjusted EBITDA margin	50.9%	52.9%	52.6%	49.9%	51.5%

Depreciation on assets under leases	(23.1)	(19.6)	(20.9)	(21.5)	(85.1)
Interest expense on leases	(7.1)	(8.4)	(13.7)	(13.4)	(42.6)

Adjusted EBITDAaL (2)	298.3	314.1	312.7	321.0	1,246.1
Adjusted EBITDAaL margin	46.3%	48.6%	47.3%	45.0%	46.8%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 33

(€ in millions)	Reflecting (i) the sale of mobile tower business as of June 1, 2022, (ii) the acquisition of Caviar Group as of October 1, 2022 and (iii) the acquisition of Eltrona as of January 2, 2023
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	3.9	3.9	3.9	4.0	15.7
Broadband internet	1.5	1.5	1.5	1.6	6.1
Fixed-line telephony	—	—	0.1	—	0.1
Cable subscription revenue	5.4	5.4	5.5	5.6	21.9
Mobile telephony	0.1	0.2	0.2	—	0.5
Total subscription revenue	5.5	5.6	5.7	5.6	22.4
Business services	0.1	—	0.2	0.1	0.4
Other	32.9	45.2	45.7	1.1	124.9
Total Revenue	38.5	50.8	51.6	6.8	147.7

Operating expenses by Nature
Network operating expenses	4.3	2.4	(0.4)	(0.5)	5.8
Direct costs (programming, copyrights, interconnect and other)	(28.5)	(38.9)	(39.1)	(1.4)	(107.9)
Staff-related expenses	(4.9)	(4.7)	(4.5)	(2.1)	(16.2)
Sales and marketing expenses	(0.5)	(0.5)	(0.6)	(0.3)	(1.9)
Outsourced labor and professional services	(0.1)	(0.1)	(0.3)	(0.1)	(0.6)
Other indirect expenses	(7.9)	(5.9)	(1.3)	(0.6)	(15.7)
Total operating expenses	(37.6)	(47.7)	(46.2)	(5.0)	(136.5)

Adjusted EBITDA (2)	0.9	3.1	5.4	1.8	11.2
Adjusted EBITDA margin

Depreciation on assets under leases	0.6	(3.7)	(0.5)	—	(3.6)
Interest expense on leases	(7.0)	(4.7)	—	—	(11.7)

Adjusted EBITDAaL (2)	(5.5)	(5.3)	4.9	1.8	(4.1)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 34

(€ in millions)	Rebased
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022

Revenue by nature
Video	137.5	136.3	139.1	138.2	551.1
Broadband internet	173.3	173.2	180.8	181.6	708.9
Fixed-line telephony	51.9	50.4	50.4	49.0	201.7
Cable subscription revenue	362.7	359.9	370.3	368.8	1,461.7
Mobile telephony	125.8	127.6	134.8	131.9	520.1
Total subscription revenue	488.5	487.5	505.1	500.7	1,981.8
Business services	44.4	44.0	45.0	46.7	180.1
Other	150.4	166.1	162.0	172.3	650.8
Total Revenue	683.3	697.6	712.1	719.7	2,812.7

Operating expenses by Nature
Network operating expenses	(54.5)	(47.0)	(53.2)	(45.0)	(199.7)
Direct costs (programming, copyrights, interconnect and other)	(156.3)	(163.3)	(167.0)	(166.7)	(653.3)
Staff-related expenses	(77.8)	(76.9)	(76.2)	(78.7)	(309.6)
Sales and marketing expenses	(20.4)	(20.0)	(21.1)	(29.1)	(90.6)
Outsourced labor and professional services	(9.3)	(11.3)	(9.1)	(12.3)	(42.0)
Other indirect expenses	(35.6)	(33.9)	(32.8)	(30.2)	(132.5)
Total operating expenses	(353.9)	(352.4)	(359.4)	(362.0)	(1,427.7)

Adjusted EBITDA (2)	329.4	345.2	352.7	357.7	1,385.0
Adjusted EBITDA margin	48.2%	49.5%	49.5%	49.7%	49.2%

Depreciation on assets under leases	(22.5)	(23.3)	(21.4)	(21.5)	(88.7)
Interest expense on leases	(14.1)	(13.1)	(13.7)	(13.4)	(54.3)

Adjusted EBITDAaL (2)	292.8	308.8	317.6	322.8	1,242.0
Adjusted EBITDAaL margin	42.9%	44.3%	44.6%	44.9%	44.2%

Rebased information for the year ended December 31, 2022: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. Finally, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona on January 2, 2023 and we have been consolidating Eltrona's results from that date. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo and include the revenue and Adjusted EBITDA of both Caviar and Eltrona, respectively, to the extent revenue and Adjusted EBITDA related to these transactions will no longer be included/be included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 35
6.3    Definitions

1.Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). In addition, on October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results since October 1, 2022. Finally, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona on January 2, 2023 and we have been consolidating Eltrona's results from that date. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo and include the revenue and Adjusted EBITDA of both Caviar and Eltrona, respectively, to the extent revenue and Adjusted EBITDA related to these transactions will no longer be included/be included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
2.EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period and post-measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDAaL (Adjusted EBITDA after leases) is defined as Adjusted EBITDA further adjusted to include lease-related depreciation and interest expense. Adjusted EBITDA and Adjusted EBITDAaL are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and (i) represent an additional measure used by management to demonstrate the Company’s underlying performance both before and after including all lease-related expenses necessary to run the business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies. These non-GAAP measures should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 14.
3.Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.
4.Adjusted EBITDA less property & equipment additions is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights, mobile spectrum licenses and certain lease related capital additions. Adjusted EBITDA less property & equipment additions is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after the Company's capital spend, which the Company believes is important to take into account when evaluating overall performance of the business and (ii) a comparable view of the Company's performance relative to other telecommunications companies. The Company's Adjusted EBITDA less property and equipment additions measure may differ from how other companies define and apply their definition of similar measures.
5.Adjusted Free Cash Flow is defined as net cash provided by the Company's operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to the Company's actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in the Company's consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to the Company's actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available) each as reported in the Company's consolidated statements of cash flows. The Company believes its presentation of Adjusted Free Cash Flow, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, provides useful information to its investors because this measure can be used to gauge the Company's ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case the Company typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent the Company's ability to fund discretionary amounts, as the Company has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS measures of liquidity included in the Company's consolidated statements of cash flows. Further, the Company's Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.
6.Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Telenet and Partner Networks (commonly referred to as the "Combined Network").

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 36
7.Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's internet services over the Combined Network.
8.Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's fixed-line voice services over the Combined Network. Fixed-line Telephony Subscribers exclude mobile telephony subscribers.
9.Mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.
10.Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.
11.Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.
12.Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
13.RGU is separately a Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.
14.Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
15.Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the June 30, 2023 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.
16.Net covenant leverage is calculated as per the 2023 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on July 25, 2023 at 1:30pm CET, For details and webcast links, please visit: https://investors.telenet.be.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2023 - 37
Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 59.2% in Telenet Group Holding NV (including any treasury shares held by the latter from time to time).
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2022 as well as unaudited consolidated financial statements and presentations related to the financial results for the six months ended June 30, 2023 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2022 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.
Non-GAAP measures –Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less property & equipment additions, Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on July 25, 2023 at 7:00am CET